Exhibit 99.1
[KEYSPAN LOGO]
                                                                        NEWS
--------------------------------------------------------------------------------
KeySpan Corporation                                        For Immediate Release

Contacts:         Investors                                Media Relations
                  George Laskaris                          Andrea Staub
                  718.403.2526                             516.545.5052
                                                           516.824.1241 (beeper)

              KeySpan Announces Strong 2003 First Quarter Earnings
           -- Strong Gas Business Operating Results Drive Earnings --
                    -- Company Enhances Financial Strength --

Brooklyn, New York, May 1, 2003 - KeySpan Corporation (NYSE: KSE) announced first quarter earnings in line with Company expectations, driven by both strong gas business results and exploration and production operations. Key to this performance was the 12% increase in consolidated operating income. Augmenting this performance, the Company also significantly enhanced its financial strength through the improvement of its balance sheet and liquidity position.

KeySpan's first quarter consolidated earnings from continuing operations, less preferred stock dividends, for the quarter ended March 31, 2003, were $241.8 million, or $1.54 per share, compared to $213.2 million, or $1.52 per share, for the same period last year. This year's results include a one-time gain of approximately $19 million from the Company's partial sale of its ownership interest in The Houston Exploration Company (NYSE:THX), as well as the impact on earnings per share from the recent equity offering.

As expected, the main driver of the quarterly earnings was the continued solid performance of the gas business unit during this record cold winter. The growth was realized from both increased customer usage and continued conversions of customers to natural gas heating in the Company's service territories. In addition, consolidated earnings results were further enhanced by the increase in gas commodity prices realized by KeySpan's gas exploration and production operations.

"These solid first quarter results are in line with our forecast and reflect our focus on effectively operating and growing our businesses. In addition, during the quarter, we took a number of steps to further strengthen our balance sheet and enhance our financial position, " said Robert B. Catell, Chairman and Chief Executive Officer. "The performance of our gas distribution business illustrates our ability to deliver on our strategy as we balanced the operation of our gas infrastructure during one of the coldest winters in recent history with the continued growth of our customer base. We have established another aggressive annual growth target of greater than $60 million in new gross profit margin for the third year in a row, and we continue to aggressively convert thousands of heating customers in the Northeast from oil to gas. Also, the reduction in our ownership interest in Houston Exploration demonstrates our commitment to our core businesses and ability to execute on our promises. This excellent performance, combined with the strengthening of our balance sheet, positions KeySpan well for the future."

Segment Highlights

In response to new disclosure regulations adopted by the Securities and Exchange Commission (SEC)- specifically Regulation G which became effective March 2003, KeySpan will be reporting all of its segment highlights in 2003 and 2002 on an Operating Income basis. Management believes this Generally Accepted Accounting

Principle (GAAP) - based measure provides a meaningful measure of the Company's underlying performance from operations. Operating Income by segment for the quarter is as follows:

          ------------------------------------------------------- ---------------------------
                      Operating Income ($ millions)                      1st Quarter
          ------------------------------------------------------- ------------- -------------
                                                                      2003          2002
                                                                      ----          ----
          ------------------------------------------------------- ------------- -------------
          Gas Distribution(1)                                        $364.9       $ 331.0
          ------------------------------------------------------- ------------- -------------
          Electric Services                                          $39.7         $61.5
          ------------------------------------------------------- ------------- -------------
          Energy Services                                            ($9.1)        ($9.4)
          ------------------------------------------------------- ------------- -------------
          Energy Investments
          ------------------------------------------------------- ------------- -------------
             Exploration & Production(2) (100% of E&P results)       $55.6         $19.8
          ------------------------------------------------------- ------------- -------------
             Other Energy Investments                                 $4.5          $0.6
                                                                      ----          ----
          ------------------------------------------------------- ------------- -------------
          Sub-Total Energy Investments                               $60.1         $20.4
          ------------------------------------------------------- ------------- -------------

          ------------------------------------------------------- ------------- -------------
          Total Operating Segments                                   $455.6        $403.5
          ------------------------------------------------------- ------------- -------------
          Other                                                      ($4.6)        ($1.6)
                                                                     ------        ------
          ------------------------------------------------------- ------------- -------------
          Total Operating Income                                     $451.0        $401.9
          ------------------------------------------------------- ------------- -------------

          ------------------------------------------------------- ------------- -------------
          Equity Income from Investments                              $6.4          $4.2
          ------------------------------------------------------- ------------- -------------

(1) To comply with a recent change in state tax law, the recording of gross receipts tax is now recorded in state income taxes and as a result, 2002 gas segment operating income has been modified to reflect the change.

(2) Operating income represents 100% of the Company's gas exploration and production subsidiaries' results. Operating income, net the minority interest, would be the equivalent of the Company's 56% ownership interest in its exploration and production operations for the periods indicated.

Key Operating Income Drivers by Segment

o The Gas Distribution segment serving New York City, Long Island and New England exceeded 2002's results by approximately $34 million or 10%. Quarterly performance benefited from an 11% increase in net margins due to new load growth and colder weather, which was approximately 10% colder than normal. KeySpan completed more than 9,000 gas installations that should add approximately $8.5 million in new annual gross profit margin. The weather normalization clauses in New York and a weather derivative in New England mitigated, to some extent, the impact of the colder than normal weather on quarterly results. Operating Income for the quarter reflected an increase in operating expenses of approximately $30 million attributable to higher pension & other post-retirement employment benefits (OPEB) costs, and higher operating and maintenance costs associated with the colder weather.

o The Electric Services segment consists of two components -- a focused generation portfolio and a transmission and distribution management operation under long-term contracts with the Long Island Power Authority
     (LIPA). The Electric Services segment reported operating income of approximately $40 million -- an anticipated decline compared to last year and in line with the Company's forecast. Quarterly performance was impacted by higher operating expenses attributable to an increase in pension & OPEB costs and the scheduled major overhaul of the largest generator at the Ravenswood Generating Station. Further, lower capacity sales during the quarter at Ravenswood contributed to the variance.

o The Energy Services segment reported a quarterly operating loss that was essentially flat with last year. Quarterly results in the Business Solutions division reflect the continued impact of a sluggish economy on the construction industry, which has delayed the award and commencement of certain engineering, design, and construction projects.

o The Energy Investments segment includes the Company's gas exploration and production operations -- primarily its 56% ownership of Houston Exploration -- as well as pipeline and other investments. The Energy Investments segment realized first quarter operating income that significantly exceeded the same period last year, primarily due to the increase in gas commodity prices realized in the Company's gas exploration and production operations. Average realized gas prices in the first quarter increased by 65% from $2.98 per Mcf in 2002 to $4.91 per Mcf this year. In addition, E&P production in the quarter totaled 26.1 Bcfe, a slight increase from the
     25.7 Bcfe in 2002. To minimize gas price volatility, THX has hedged approximately 67% of estimated 2003 gas production at a weighted average floor price of $3.42 per MMBtu and weighted average ceiling price of $4.55 per MMBtu. Based on the current year's estimated gas production, THX has hedged approximately 38% of 2004 at a weighted average floor price of $3.75 per MMBtu and weighted average ceiling price of $5.05 per MMBtu.

Financial Update

During the quarter, consistent with KeySpan's long-range financial strategy to further strengthen its balance sheet and improve its liquidity, the Company used the net proceeds of $473 million from its issuance of 13.9 million shares of common stock in January to retire $447 million of long term, high interest rate debt. This debt had interest rates of 6.90% to 8.20% with redemption dates of 2019 to 2023. The planned retirement of this debt is expected to further reduce the dilutive effect of the equity issuance in future quarters. The Company also used the net proceeds of approximately $79 million from the sale of a portion of its ownership interest in Houston Exploration to pay down short-term debt and increase the Company's liquidity position.

These activities further improved the Company's GAAP debt to total capitalization ratio from 67% at year-end 2002 to approximately 59.5% at the end of the first quarter. Under the Company's credit facility, the Company's debt to total capitalization ratio improved from approximately 65% at year-end 2002 to approximately 57% at the end of the first quarter . This methodology recognizes 100% of the Ravenswood master lease as debt and 80% equity treatment of the MEDS units issued in May 2002.

In addition, the Company has further improved its cash flow and reduced its capital spending. Cash flow from operations increased by $157.3 million, from $332.6 million in the first quarter of 2002 to $489.9 million in 2003 . The Company also reported a decrease of approximately $23 million, or 10%, in capital expenditures from $244.2 million in the first quarter of 2002 to $220.8 million in 2003.

In April 2003, to further enhance liquidity, the Company announced the issuance of $150 million of 10-year unsecured notes with a 4.65% coupon and $150 million of 30-year unsecured notes with a 5.875% coupon. This debt issuance has locked in attractive long-term rates for the Company, further improving the Company's liquidity position going forward. This strategic step was reflected in the Company's original guidance. In addition, in April, KeySpan Energy Delivery New England filed a request to increase rates to customers served in the former Boston Gas Company service territory to provide, if approved, additional annual revenues of approximately $61 million to cover additional costs.

Also in April 2003, consistent with its non-core asset monetization strategy, the Company has filed an initial prospectus for the divestiture of a portion of its interests in KeySpan Canada, which will be accomplished through the initial public offering of units of an open-ended income fund trust to be organized under the laws of Alberta, Canada. Based on current market conditions, however, the Company cannot predict when, or if, any such sale or dispositions of non-core assets may take place.

2003 Earnings Outlook
---------------------
Consistent with the guidance issued in January, KeySpan is reaffirming its overall 2003 earnings guidance of $2.45 to $2.60 per share, including the effect of the equity issuance in January. This earnings guidance includes earnings from continuing core operations of approximately $2.15 to $2.20 per share and earnings from exploration and production operations of approximately $0.30 to $0.40 per share. The Company's earnings forecasts may vary significantly during the year due to, among other things, changing energy market conditions. The
Company is once again reaffirming its strong commitment to maintaining the dividend at the current annual rate of $1.78 per share.

"Our solid first quarter performance establishes the foundation for achieving our earnings objectives in 2003," said Mr. Catell. "We continue to grow our business and execute our financial strategy. The recent equity issuance, partial monetization of our interest in Houston Exploration and retirement of debt illustrates our commitment to the financial strength of the Company, which is an integral component of our corporate strategy. Our core gas business continues to grow through customer conversions to natural gas. The extensive electric generation maintenance performed this past winter has increased the reliability of our generation portfolio in preparation for the upcoming summer. With focus and fundamentals in place, we expect to continue to provide significant shareholder value."
-------------------------------------------------------------------------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast with 2.5 million customers, operating regulated natural gas utilities in New York, Massachusetts and New Hampshire under the KeySpan Energy Delivery service company. This customer focused business is complemented by the Energy Services business which offers a portfolio of energy-related products, services and solutions to homes and businesses under the KeySpan Home Energy Services and KeySpan Business Solutions companies. KeySpan is also the largest investor owned electric generator in New York State. We own approximately 6,400 Mw of generating capacity, which provides power to 1.1 million LIPA customers on Long Island and supplies 25% of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in natural gas exploration, production, pipeline transportation, distribution and storage, and Canadian gas processing. KeySpan has headquarters in Brooklyn, Boston and Long Island and 12,000 employees. For more detailed financial and strategic information, please visit our Investor Relations web page at http://investor.keyspanenergy.com.

Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.
--------------------------------------------------------------------------------
Earnings Conference Call: Investors are invited to participate in the KeySpan Corporation 2002 Year End Earnings Conference Call on:

Thursday, May 1, 2003, at 2:30 PM (EST)
Dial Number: 888-552-7850           International Dial Number: (706) 645-9166
Replay Number: 800-642-1687         International Replay Number: (706) 645-9291
Access Code: 9668858
Audio webcast available at http://investor.keyspanenergy.com

                              KeySpan Corporation
                        Consolidated Summary of Earnings
               (In Thousands of Dollars, Except Per Share Amounts)
---------------------------------------------------------------------------------------------------------------------

                                                                           Quarter Ended               Quarter Ended
                                                                           March 31, 2003             March 31, 2002
---------------------------------------------------------------------------------------------------------------------
Revenues
Gas Distribution                                                $               1,832,701  $               1,222,966
Electric Services                                                                 334,394                    314,685
Energy Services                                                                   192,371                    241,559
Gas Exploration and Production                                                    127,847                     76,926
Energy Investments                                                                 25,212                     17,442
---------------------------------------------------------------------------------------------------------------------
Total Revenues                                                                  2,512,525                  1,873,578
---------------------------------------------------------------------------------------------------------------------

Operating Expenses
Purchased gas for resale                                                        1,196,165                    649,360
Fuel and purchased power                                                           97,522                     84,372
Operations and maintenance                                                        498,189                    498,075
Depreciation, depletion and amortization                                          144,971                    125,997
Operating taxes                                                                   124,713                    113,902
---------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                        2,061,560                  1,471,706
---------------------------------------------------------------------------------------------------------------------

Operating Income                                                                  450,965                    401,872
---------------------------------------------------------------------------------------------------------------------

Other Income and (Deductions)
Interest Charges                                                                  (68,939)                   (72,612)
Minority interest                                                                 (18,054)                    (4,431)
Gain on sale of subsidiary stock                                                   19,020                          -
Cost of debt redemption                                                           (18,194)                         -
Other                                                                              21,126                     15,111
---------------------------------------------------------------------------------------------------------------------
Total Other Income (Deductions)                                                   (65,041)                   (61,932)
---------------------------------------------------------------------------------------------------------------------

Earnings Before Income Taxes                                                      385,924                    339,940
---------------------------------------------------------------------------------------------------------------------

Income Taxes
     Current                                                                      129,575                    (68,292)
     Deferred                                                                      13,258                    193,601
---------------------------------------------------------------------------------------------------------------------
Total Income Taxes                                                                142,833                    125,309
---------------------------------------------------------------------------------------------------------------------

Earnings Before Change in Accounting Principle                                    243,091                    214,631

Cumulative Effect of Change in Accounting Principle                                   174                          -
---------------------------------------------------------------------------------------------------------------------

Net Income                                                                        243,265                    214,631
Preferred Stock Dividends                                                           1,461                      1,476
---------------------------------------------------------------------------------------------------------------------
Earnings for Common Stock                                       $                 241,804  $                 213,155
---------------------------------------------------------------------------------------------------------------------

Basic Earnings Per Share:
   Before Change in Accounting Principle, less
   preferred stock dividends                                                         1.54                       1.52
   Change in Accounting Principle                                                       -                          -
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                                        $                    1.54  $                    1.52
---------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share:
   Before Change in Accounting Principle, less
   preferred stock dividends                                                         1.53                       1.51
   Change in Accounting Principle                                                       -                          -
---------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share                                      $                    1.53  $                    1.51
---------------------------------------------------------------------------------------------------------------------

Average Shares Outstanding (000)
     Basic                                                                        156,886                    140,039
     Diluted                                                                      158,045                    141,012


                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2003
                            (In Thousands of Dollars)



                                                         Energy Investments
                                                     ------------------------------                Total
                             Gas           Electric   Gas Exploration     Other        Energy    Operating   Reconcil-     Total
                         Distribution      Services   and Production    Investments   Services    Segments   iations   Consolidation
                         -----------------------------------------------------------------------------------------------------------
 Unaffliated Revenues        1,832,701       334,394       127,847       25,212      192,371    2,512,525                 2,512,525
 Intersegment Revenues                            25                      1,252        1,426        2,703      (2,703)            -
                         -----------------------------------------------------------------------------------------------------------
                             1,832,701       334,419       127,847       26,464      193,797    2,515,228      (2,703)    2,512,525
                         -----------------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas               1,154,132             -             -                    42,033    1,196,165           -     1,196,165

 Purchased Fuel                      -        79,268             -          134       18,120       97,522           -        97,522

 Operations and
     Maintenance               166,090       161,304        20,106       16,644      140,275      504,419      (6,230)      498,189

 Depreciation, Depletion
     and Amortization           70,817        16,538        47,443        4,471        2,196      141,465       3,506       144,971

 Operating Taxes                76,725        37,639         4,708          748          321      120,141       4,572       124,713

                         -----------------------------------------------------------------------------------------------------------
 Total  Operating
     Expenses                1,467,764       294,749        72,257       21,997      202,945    2,059,712       1,848     2,061,560
                         -----------------------------------------------------------------------------------------------------------

                         -----------------------------------------------------------------------------------------------------------
 Operating Income              364,937        39,670        55,590        4,467       (9,148)     455,516      (4,551)      450,965
                         ===========================================================================================================


                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2002
                            (In Thousands of Dollars)



                                                       Energy Investments
                                                 -----------------------------                Total
                             Gas        Electric  Gas Exploration      Other      Energy    Operating     Reconcil-       Total
                         Distribution   Services   & Production     Investments   Services   Segments      iations    Consolidation
                         -----------------------------------------------------------------------------------------------------------
 Unaffliated Revenues      1,222,966     314,685       76,926          17,442     241,559     1,873,578                   1,873,578
 Intersegment Revenues                        25                          194                       219       (219)               -
                         -----------------------------------------------------------------------------------------------------------
                           1,222,966     314,710       76,926          17,636     241,559     1,873,797       (219)       1,873,578
                         -----------------------------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas               613,584           -            -               -      35,776       649,360          -          649,360

 Purchased Fuel                    -      53,993            -               -      30,379        84,372          -           84,372

 Operations and
    Maintenance              145,539     148,119       13,767          14,056     182,837       504,318     (6,243)         498,075

 Depreciation, Depletion
    and Amortization          63,018      13,733       41,446           2,291       1,722       122,210      3,787          125,997

 Operating Taxes              69,806      37,371        1,888             738         203       110,006      3,896          113,902

                         -----------------------------------------------------------------------------------------------------------
 Total  Operating
    Expenses                 891,947     253,216       57,101          17,085     250,917     1,470,266      1,440        1,471,706
                         -----------------------------------------------------------------------------------------------------------

                         -----------------------------------------------------------------------------------------------------------
 Operating Income            331,019      61,494       19,825             551      (9,358)      403,531     (1,659)         401,872
                         ===========================================================================================================